EXHIBIT 8

May 12, 2006

Re:	LPG International Inc. Offer to Exchange 7.250% Exchange Notes Due 2015 for 7.250% Notes Due 2015

LPG International Inc.

Av. Brigadeiro Luiz Antônio, 1343, 9º Andar

São Paulo, SP, Brazil 01317-910

Ladies and Gentlemen:

We have acted as special United States counsel to LPG International Inc., a Cayman Islands limited liability company (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 7.250% Exchange Notes due 2015 (the “New Notes”) for any and all of its outstanding 7.250% Notes due 2015 (the “Old Notes”). The New Notes will be guaranteed by Ultrapar Participações S.A. and Oxiteno S.A. Indústria e Comércio in accordance with the provisions of the Indenture dated as of December 20, 2005, as amended on March 31, 2006, among the Company, the Guarantors, JPMorgan Chase Bank, N.A., as trustee, and other parties thereto. This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

We hereby confirm, as of the date hereof, our opinion that the statements set forth under the caption “Taxation — Material United States Federal Income Tax Consequences of the Exchange Offer” in the Prospectus dated May 12, 2006, insofar as such statements relate to statements of law or legal conclusions under the laws of the United States or matters of United States law, all as relating to United States federal income taxation, are accurate.

We are members of the Bar of the State of New York. The foregoing opinion is based upon and limited to the United States federal tax laws as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this opinion.

LPG International Inc.	May 12, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-4. The issuance of such consent does not concede that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell
Davis Polk & Wardwell

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